                                                                      EXHIBIT 99


Private Securities Litigation Reform Act of 1995
Safe Harbor Compliance Statement for Forward-Looking Statements
- ---------------------------------------------------------------

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements"* by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. First Data Corporation ("FDC") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act.

To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. FDC provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.

Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: (i) achieving a smooth and timely integration of overlapping businesses following the merger of FDC and FFMC; (ii) successful implementation of the merchant bank alliance program and the U$A Value Exchange program; (iii) timely completion and market acceptance of the ACT3 health care claims administration processing system; (iv) accurate estimation of market assumptions integral to the forward-looking statements including assumptions as to growth rates for card-based payment transactions, consumer money transfer transactions and other product markets as well as continued moderate growth in the overall economy; (v) consolidation among financial institutions or other client groups which has a significant impact on FDC client relationships; (vi) changes in pricing which may be necessary to grow business with large sophisticated customers and in competitive markets; (vii) maintaining a role for FDC's credit card processing, merchant processing and money transfer businesses in connection with new payment technologies being developed; (viii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (ix) the successful disposition of the MoneyGram business for fair value in satisfaction of the August 28, 1995 consent decree with the Federal Trade Commission, and (x) unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC's businesses which require significant product redevelopment efforts or render products obsolete.

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties the investment community is urged not to place undue reliance on forward-looking statements. In addition, FDC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

* "Forward-looking statements" can be identified by use of words such as
   --------------------------
"expect," "estimate," "project," "forecast," "anticipate," "plan" and similar expressions.